News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS FIRST QUARTER 2024 RESULTS

Tampa, FL - April 29, 2024. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2024.

Net sales in the first quarter were $2,784 million compared to $2,974 million in the first quarter of 2023 reflecting higher beverage can shipments in Americas and European Beverage and favorable foreign currency of $10 million, offset by the pass through of $130 million in lower material costs and lower volumes in most other businesses.

Income from operations was $245 million in the first quarter compared to $269 million in the first quarter of 2023. Segment income in the first quarter of 2024 was $308 million compared to $320 million in the prior year first quarter driven by improved results in global beverage offset by lower volumes in most other businesses and $12 million in higher corporate costs which includes $8 million of costs related to a facility fire.

Commenting on the quarter, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, “The Company began the year with strong performances in each of the beverage can businesses. Americas Beverage, European Beverage and Asia Pacific combined segment incomes advanced 11% over the prior year’s first quarter. Global beverage shipments increased 2.5% over the prior year first quarter led by 7% growth in North America and 5% growth in Europe. Transit Packaging performed as expected during the period with demand anticipated to improve in the back half of the year.

“With both the Mesquite, Nevada and Peterborough, U.K. plants in start-up, the Company has completed its beverage can expansion program that began in 2019 and is now focused on continuous operational improvement. The Company remains well positioned to service current and future demand from its expanded industrial base and, as a result, expects capital expenditures to be no more than $500 million in each of 2024 and 2025. Our operating teams continue to utilize the Company’s capital wisely as reflected in a $296 million improvement in free cash flow during the first quarter.”

Net income attributable to Crown Holdings in the first quarter was $67 million compared to $102 million in the first quarter of 2023. Reported diluted earnings per share were $0.56 in the first quarter of 2024 compared to $0.85 in 2023. Adjusted diluted earnings per share were $1.02 compared to $1.20 in 2023.

Net cash used for operating activities was $102 million in the first quarter of 2024 compared to $235 million in the first quarter of 2023. Adjusted free cash flow for the quarter improved by $296 million driven by improved cash from operations, the result of lower working capital, and lower capital spending. The Company’s adjusted net leverage ratio improved to 3.4 times for the twelve months ended March 31, 2024, compared to 4.1 times for the twelve months ended March 31, 2023.

Outlook
We affirm our full year 2024 guidance of $5.80 to $6.20 of adjusted diluted earnings per share. The Company expects the adjusted effective income tax rate to be approximately 25% and adjusted net leverage to be at the low end of the target range of 3.0x to 3.5x.

Second quarter adjusted diluted earnings per share is expected to be in the range of $1.55 to $1.65.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, segment income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share, the adjusted effective tax rates and adjusted net leverage ratio for the second quarter and full year of 2024 to estimated diluted earnings per share, the effective tax rate and income from operations on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share, the adjusted effective tax rates and adjusted net leverage ratio, and could have a significant impact on earnings per share, the effective tax rate and income from operations on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

Conference Call
The Company will hold a conference call tomorrow, April 30, 2024, at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on May 7, 2024. The telephone numbers for the replay are 203-369-3810 or toll free 800-551-8152.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the future impact of currency translation; the continuation of performance and market trends in 2024, including consumer preference for beverage cans and global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company’s ability to recover raw material and other inflationary costs; future demand for food cans; the Company’s ability to deliver continuous operational improvement; future demand in the Transit Packaging segment; and the Company’s ability to decrease capital expenditures and increase cash flow and to further reduce net leverage, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2023 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Net sales	$2,784	$2,974

Cost of products sold	2,247	2,411
Depreciation and amortization	115	123
Selling and administrative expense	154	160
Restructuring and other	23	11
Income from operations (1)	245	269
Other pension and postretirement	11	11
Foreign exchange	7	4
Earnings before interest and taxes	227	254
Interest expense	113	102
Interest income	(20)	(9)
Income from operations before income taxes	134	161
Provision for income taxes	40	42
Equity earnings	(1)	3
Net income	93	122
Net income attributable to noncontrolling interests	26	20
Net income attributable to Crown Holdings	$67	$102

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.56	$0.86
Diluted	$0.56	$0.85

Weighted average common shares outstanding:
Basic	119,574,366	119,238,117
Diluted	119,815,849	119,643,244
Actual common shares outstanding at quarter end	120,780,403	120,101,710

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended March 31,
	2024	2023
Income from operations	$245	$269
Intangibles amortization	40	40
Restructuring and other	23	11
Segment income	$308	$320

Segment Information

Net Sales	Three Months Ended March 31,
	2024	2023
Americas Beverage	$1,222	$1,261
European Beverage	482	479
Asia Pacific	279	338
Transit Packaging	520	564
Other (1)	281	332
Total net sales	$2,784	$2,974

Segment Income

Americas Beverage	$189	$178
European Beverage (2)	51	39
Asia Pacific	42	36
Transit Packaging	68	78
Other (1)	8	27
Corporate and other unallocated items (2)	(50)	(38)
Total segment income	$308	$320

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

(2) During the fourth quarter of 2023, the Company recast its segment reporting to reclassify European corporate costs that were previously included in Corporate and other unallocated items into the European Beverage segment. The change was effective December 31, 2023, and segment results for prior periods were recast to conform to the new presentation.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended March 31,
	2024		2023
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$67	$0.56	$102	$0.85
Intangibles amortization (1)	40	0.33	40	0.33
Restructuring and other (2)	23	0.19	11	0.09
Income taxes (3)	(11)	(0.09)	(12)	(0.10)
Equity earnings (4)	3	0.03	3	0.03
Adjusted net income/diluted earnings per share	$122	$1.02	$144	$1.20

Effective tax rate as reported	29.9%		26.1%

Adjusted effective tax rate	25.9%		25.5%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the first quarters of 2024 and 2023, the Company recorded charges of $40 million ($31 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the first quarters of 2024 and 2023, the Company recorded net restructuring and other charges of $23 million ($22 million net of tax) and $11 million ($9 million net of tax) for business reorganization activities.
(3)The Company recorded income tax benefits of $11 million and $12 million in the first quarters of 2024 and 2023, primarily related to the items described above.

(4)In the first quarters of 2024 and 2023, the Company recorded its proportional share of intangible amortization and restructuring charges, net of tax, recorded by its European tinplate equity method investment, in the line Equity earnings.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
March 31,	2024	2023
Assets
Current assets
Cash and cash equivalents	$1,123	$403
Receivables, net	1,637	1,957
Inventories	1,610	2,058
Prepaid expenses and other current assets	211	244
Total current assets	4,581	4,662

Goodwill and intangible assets, net	4,290	4,339
Property, plant and equipment, net	5,049	4,704
Other non-current assets	771	707
Total assets	$14,691	$14,412

Liabilities and equity
Current liabilities
Short-term debt	$87	$163
Current maturities of long-term debt	743	124
Accounts payable and accrued liabilities	3,034	3,289
Total current liabilities	3,864	3,576

Long-term debt, excluding current maturities	6,623	7,046
Other non-current liabilities	1,272	1,308

Noncontrolling interests	462	452
Crown Holdings shareholders' equity	2,470	2,030
Total equity	2,932	2,482
Total liabilities and equity	$14,691	$14,412

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2024	2023

Cash flows from operating activities
Net income	$93	$122
Depreciation and amortization	115	123
Restructuring and other	23	11
Pension and postretirement expense	16	17
Pension contributions	4	1
Stock-based compensation	12	11
Working capital changes and other	(365)	(520)

Net cash used for operating activities	(102)	(235)

Cash flows from investing activities
Capital expenditures	(94)	(233)
Equity method investment distribution		56
Other	13	16

Net cash used for investing activities	(81)	(161)

Cash flows from financing activities
Net change in debt	60	307
Dividends paid to shareholders	(30)	(29)
Common stock repurchased	(5)	(6)
Dividends paid to noncontrolling interests	(15)	(11)
Other, net	(1)	1

Net cash provided by financing activities	9	262

Effect of exchange rate changes on cash and cash equivalents	(8)	(3)

Net change in cash and cash equivalents	(182)	(137)
Cash and cash equivalents at January 1	1,400	639

Cash, cash equivalents and restricted cash at March 31 (1)	$1,218	$502

(1)Cash and cash equivalents include $95 million and $99 million of restricted cash at March 31, 2024 and 2023.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash used for operating activities to adjusted free cash flow for the three months ended March 31, 2024 and 2023 follows.

	Three Months Ended March 31,
	2024	2023
Net cash used for operating activities	$(102)	$(235)
Interest included in investing activities (2)	13	13
Capital expenditures	(94)	(233)
Other (3)		(24)
Adjusted free cash flow	$(183)	$(479)

(2)Interest benefit of cross currency swaps included in investing activities.

(3)Includes $23 million of insurance proceeds received in the first quarter of 2023 related to a tornado at the Bowling Green plant and $1 million repayment of the contribution the Company made in 2021 to settle the U.K. defined pension plan.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended March 31, 2024
	Net Sales	Segment Income
Americas Beverage	$7	$1
European Beverage	6
Asia Pacific	(6)	(1)
Transit Packaging	1	1
Corporate and other	2
	$10	$1

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	Q1 2024	Q1 2023	Full Year 2023	Twelve Months Ended March 31, 2024
Income from operations	$245	$269	$1,269	$1,245
Add:
Intangibles amortization	40	40	163	163
Restructuring and other	23	11	114	126
Segment income	308	320	1,546	1,534
Depreciation	75	83	336	328
Adjusted EBITDA	$383	$403	$1,882	$1,862

Total debt			$7,474	$7,453
Less cash			1,310	1,123
Net debt			$6,164	$6,330

Adjusted net leverage ratio			3.3x	3.4x